BUSINESS CORPORATIONS ACT
(Section 29 or 177)

ALBERTA CONSUMER AND CORPORATE AFFAIRS

ARTICLES OF AMENDMENT
(Form 4)

1. NAME OF CORPORATION	2. CORPORATE ACCESS NO.
VALCENT PRODUCTS INC.	206816738

3. THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

Pursuant to section 173(1)(f) of the *Business Corporations Act* (Alberta), the number of issued and outstanding Common Shares of the Corporation be changed by consolidating the issued and outstanding Common Shares of the Corporation on the basis that every 18 Common Shares outstanding before the consolidation shall be consolidated into one (1) Common Share after the consolidation; provided that, if as a result of such consolidation, a holder of Common Shares of the Corporation is entitled to receive a fraction of a Common Share, then in respect of such fraction, the holder shall be entitled to receive that number of Common Shares equal to the nearest whole number of Common Shares to be issued, with a fraction of one-half rounded up. In calculating fractional interests, all Common Shares registered in the name of or beneficially held by such Common Shareholder or its nominees shall be aggregated.

DATE	SIGNATURE	TITLE
June 24, 2009	[signature] Gerry Jardine	Director

I:\MM\Forms\Valcent Products Inc. - Articles of Amendment (Share Consolidation).DOC